EXHIBIT J

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 71 to the registration statement on Form N-1A (File No. 2-17226 ("Registration Statement") of our report dated February 16, 2001, relating to the financial statements and financial highlights appearing in the December 31, 2000 Annual Report of the Burnham Fund, Burnham Dow 30 Focused Fund, Burnham Financial Services Fund, Burnham Money Market Fund and the Burnham U.S. Treasury Money Market Fund (the "Funds"), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP



Boston, Massachusetts
April 30, 2001